Exhibit 99.1

FOR IMMEDIATE RELEASE
For More Information:
Claire S. Bean, Chief Financial Officer & C.O.O.
Northeast Bank, 500 Canal Street, Lewiston, ME 04240
207.786.3245 ext. 6202 www.northeastbank.com

Northeast Bancorp Announces Commencement of Common Stock Offering

Lewiston, ME (May 3, 2012) – Northeast Bancorp (“Northeast” or the “Company”) (NASDAQ: NBN), a Maine-based full-service financial services company and parent of Northeast Bank, today announced that it has commenced a public offering of 4,760,000 shares of its common stock. A selling shareholder is offering an additional 149,952 shares of common stock. The shares of common stock are being offered through Sandler O’Neill + Partners, L.P. on a firm commitment basis. Northeast intends to grant the underwriter an option to purchase up to an additional 15% of the common stock sold to cover over-allotments, if any.

Northeast expects to use the net proceeds of the offering to contribute to the capital of Northeast Bank for general corporate purposes, including leveraging Northeast Bank’s balance sheet to allow for loan purchases, organic loan growth and investment in securities. A portion of the net proceeds may be used for Northeast’s general corporate purposes.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission (the “SEC”), but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. The registration statement on Form S-1 may be accessed through the SEC’s website at www.sec.gov. When available, copies of the prospectus relating to this offering may be obtained from Sandler O’Neill + Partners, L.P. via email at syndicate@sandleroneil.com or (866) 805-4128.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale of securities would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. Any offers, solicitations of offers to buy, or sales of securities will only be made pursuant to the registration statement filed with the SEC, including the related prospectus.

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding the contemplated public offering and the anticipated use of proceeds of the offering. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include: possible changes in general market conditions or in the market price of the Company’s common stock; changes in the market for the Company’s products and services; and other risks as described in the registration statement referred to above and in the Company’s other filings with the SEC. You should not place undue reliance on forward-looking statements and the Company undertakes no obligation to update any such statements to reflect circumstances or events that occur after the dates on which the forward-looking statements are made.